News Release BJ Services Company

4601 Westway Park Blvd.

Houston, Texas 77041

713/462-4239

Contact: Jeff Smith

BJ SERVICES REPORTS FIRST FISCAL QUARTER

EARNINGS OF $0.58 PER DILUTED SHARE

Houston, Texas. January 22, 2008. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported net income of $172.2 million for the fiscal 2008 first quarter ended December 31, 2007, or $0.58 per diluted share. The quarter's diluted earnings per share decreased from the $0.64 per diluted share reported in the previous quarter and the $0.70 per diluted share reported in the first quarter of fiscal 2007.

Revenue in the first quarter of fiscal 2008 was $1,285.1 million, slightly above the $1,279.3 million reported in the previous quarter and up 9% compared to $1,183.9 million reported in the prior year's December quarter. Operating income for the quarter was $252.6 million, a 12% decrease compared to $286.2 million for the previous quarter and a 20% decrease compared to $316.3 million reported in the first quarter of fiscal 2007.

Debt decreased $46.7 million to $624.3 million and cash and cash equivalents decreased $4.6 million to $53.6 million during the quarter. Uses of cash during the quarter included capital expenditures of $161.8 million and payment of $14.6 million in dividends.

Commenting on the results, Chairman and CEO Bill Stewart said, "Revenue in the U.S. and Canada increased both sequentially and year over year, despite a relatively flat North America rig count, harsh winter storms in a number of areas in the U.S. and lower pricing in the U.S. and Canada pressure pumping operations.

"International pressure pumping revenue was down slightly compared to the previous quarter, as harsh weather conditions and other factors in certain markets slowed or delayed projects. International operating income margins were further impacted by equipment mobilization and maintenance costs, as well as other front-end costs related to projects scheduled to begin in the second fiscal quarter. As these new projects begin generating revenue, we expect international operating margins to improve in the second quarter and the remainder of the fiscal year.

"Our Oilfield Services group results were mixed, with seasonal declines in the Process and Pipeline Services group and lower Completion Fluids sales offsetting revenue improvements in Chemical Services, Tubular Services and Completion Tools, compared to the previous quarter.

"During the second quarter of fiscal 2008, we expect relatively flat drilling activity with continued pricing pressures in the U.S. market. We expect improved results in Canada as we enter the winter drilling season, and we also anticipate increased revenue and improved margins in the International Pressure Pumping segment. Our Oilfield Services group is projected to be up slightly in the second quarter as we expect revenue growth from Completion Tools and Completion Fluids will be partially offset by continued seasonal decline in our Process and Pipeline Services business. We are projecting earnings per share for the second fiscal quarter to be in the range of $0.55 to $0.57."

CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)

	Three Months Ended
	December 31		September 30
	2007	2006	2007
Revenue	$1,285,065	$1,183,940	$1,279,313
Operating Expenses:
Cost of sales and services	950,450	788,635	910,623
Research and engineering	17,198	15,694	18,532
Marketing	28,832	25,813	28,083
General and administrative	36,630	37,207	37,521
Loss (gain) on long-lived assets	(626)	265	(1,645)
Total operating expenses	1,032,484	867,614	993,114
Operating income	252,581	316,326	286,199
Interest expense	(7,862)	(8,779)	(6,470)
Interest income	474	320	219
Other expense, net	(2,711)	(2,076)	(905)
Income before income taxes	242,482	305,791	279,043
Income taxes	70,298	98,707	89,693
Net income	$172,184	$207,084	$189,350

Earnings Per Share:
Basic	$0.59	$0.71	$0.65
Diluted	$0.58	$0.70	$0.64

Weighted Average Shares Outstanding:
Basic	292,627	293,024	291,630
Diluted	295,284	296,436	294,510

Supplemental Data:
Depreciation and amortization	$ 62,766	$ 45,705	$57,914
Capital expenditures	161,797	146,452	211,029
Debt	624,324	544,737	671,028

Operating Highlights

Following are the results of operations for the three months ended December 31, 2007, December 31, 2006 and September 30, 2007:

	Three Months Ended
	December 31		September 30
	2007	2006	2007

U.S./Mexico Pressure Pumping Revenue	$662,551	$640,826	$641,846
Operating Income	182,022	252,557	193,285
Operating Income Margins	27%	39%	30%
Canada Pressure Pumping Revenue	$121,346	$111,664	$117,838
Operating Income	16,992	13,407	21,886
Operating Income Margins	14%	12%	19%

International Pressure Pumping Revenue	$288,512	$252,056	$295,003
Operating Income	35,925	40,373	40,646
Operating Income Margins	12%	16%	14%

Oilfield Services Group Revenue	$212,656	$179,394	$224,626
Operating Income	40,033	32,698	52,367
Operating Income Margins	19%	18%	23%

Corporate Revenue	$ -	$ -	$ -
Operating Loss	(22,391)	(22,709)	(21,985)

December Quarter Review

U.S./Mexico Pressure Pumping Services first quarter 2008 revenue of $662.6 million was 3% higher than both the September 2007 quarter (sequential) and the December 2006 quarter (year over year), despite pricing pressure. Holiday delays throughout the U.S. as well as harsh weather conditions in the Rockies and Mid-West also negatively impacted operating activity during the quarter. Average active drilling rigs for U.S./Mexico was unchanged from the previous quarter, while showing a 4% improvement year over year. Operating income margins for U.S./Mexico decreased to 27% from 30% in the previous quarter and from 39% in the same quarter last year, primarily due to price declines for our products and services.

Canada Pressure Pumping Services first quarter 2008 revenue of $121.3 million increased 3% sequentially and 9% year over year. Activity levels continue to remain relatively low in the region. Sequentially, Canadian average rig count increased 2% and year over year, average rig count for the quarter declined 19%. Operating income margin for Canada decreased to 14% from 19% in the previous quarter due to lower pricing as well as gains on asset sales in the previous quarter. Year over year, operating income margins improved from 12% reported in the prior year, primarily as a result of cost reduction measures that were implemented in the second half of fiscal 2007.

International Pressure Pumping Services first quarter 2008 revenue of $288.5 million decreased 2% sequentially with average active drilling rig levels unchanged for the same period. Revenue compared to the same quarter last year increased 14% with average active drilling rigs up 7%. Revenue performance by region is as follows:

Region	Sequential	Year Over Year
Europe/Africa	2%	-10%
Middle East	4%	47%
Asia Pacific	-1%	22%
Russia	-22%	-32%
Latin America	-6%	25%
Total	-2%	14%

Sequential revenue contributions from Middle East and Europe/Africa operations during the quarter were more than offset by lower revenue from our Latin American and Russian operations. In the Middle East, higher activity in Kazakhstan and improved utilization with the two new vessels in India was partially offset by lower activity in Saudi Arabia. Europe/Africa benefited from increased activity in the Netherlands and the U.K. which was almost entirely offset by lower revenue in Norway. Revenue from our Russia operations was lower sequentially due to lower activity and lost work days due to extreme cold weather. Latin America showed a decline, specifically in Brazil, due to non-recurring product sales in the previous quarter as well as lower revenue from our stimulation vessel, the Blue Angel, as the vessel transitions onto a new contract.

Our Middle East, Latin American and Asia Pacific operations led the segment's year over year increase in revenue. The Middle East revenue growth was primarily due to the introduction of two stimulation vessels into the India market during the previous quarter, while our Latin American region had significant activity increases in Brazil, Argentina and Peru. The increase in the Asia Pacific region was largely attributable to the start up of new projects in Australia and increased activity levels in China. In Europe/Africa, the transfer of a stimulation vessel from the North Sea to India accounted for almost the entire decline in revenue. Excluding the impact of the vessel operations, Europe/Africa revenue increased 1% year over year. In Russia, declines in activity and redeployment of assets into other markets accounted for the decline in revenue.

Operating income margins for International Pressure Pumping were 12% in the first quarter of fiscal 2008, compared to 14% reported in the previous quarter and 16% reported in last year's December quarter. Harsh weather in the North Sea, Russia and parts of Asia Pacific contributed to the margin decline. In addition, we experienced temporary delays in a number of projects and front-end mobilization and other costs associated with new projects in parts of Latin America, Russia and the Asia Pacific, some of which have already begun generating revenues in the second quarter.

Oilfield Services Group first quarter 2008 revenue of $212.7 million decreased 5% sequentially and increased 19% year over year.

Division	Sequential	Year Over Year
Tubular Services	5%	11%
Process & Pipeline Services	-13%	51%
Chemical Services	11%	26%
Completion Tools	4%	23%
Completion Fluids	-22%	-33%
Total	-5%	19%

Sequentially, our Process and Pipeline Services business was negatively impacted by normal seasonal slowdowns, while our Completion Fluids group showed a decline in revenue due to business mix and lower Gulf of Mexico activity. The Chemical Services revenue improvement was due to increased domestic activity and higher capillary services revenue.

Year over year all of our operating segments, except Completion Fluids, showed improved revenues. Process and Pipeline Services revenue increased 51% year over year, due to increased activity in the Europe/Africa and U.S. operations. Chemical Services also showed improved revenue largely due to increased capillary services activity. Completion Tools improved year over year due to continued expansion into international markets. The decline in revenue from Completion Fluids was primarily the result of lower U.S. deepwater activity.

The Oilfield Services Group operating income margin for the quarter was 19%, down from 23% in the previous quarter and up from 18% reported in last year's December quarter. The sequential decline was due primarily to the seasonal decline in revenue from our Process and Pipeline Services business and lower domestic Completion Fluids activity. Year over year, all product lines, with the exception of Completion Fluids, reported improved operating income margins.

Consolidated Geographic Highlights

The following table reflects the percentage change in consolidated revenue by geographic area for the December 2007 quarter compared to the September 2007 quarter and the December 2006 quarter. The information presented is based on our combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year

U.S.	2%	5%
Canada	3%	7%
Total	2%	5%
Latin America	-9%	11%
Europe/Africa	-7%	5%
Russia	-21%	-30%
Middle East	12%	40%
Asia Pacific	3%	35%
Total	0%	9%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company will hold a conference call following this earnings release. The call will take place at 9:00 a.m. Central Time.

To participate in the conference call, please call 913/981-5530, 10 minutes prior to the conference call start time and give the conference code number 1049581. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719/457-0820 and the replay entry code is 1049581. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, potential adverse results from our SEC and DOJ investigations, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)